United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

9: 	Commission File No. 33-85102

11:	Seven Fields Development Company
12: 	(Exact name of registrant as specified in its charter)

	2200 Garden Drive, Suite 200, Mars, PA 16046-7846,
                        Phone: (724) 776-5070
	(Address, including zip code, and telephone number,
                    including area code, of registrant's principal executive
                          offices)

	Beneficial Interest, par value $1.00 per share
	(Title of each class of securities covered by this Form)

	None
	(Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

25:    Rule 12g-4(a)(1)(i)(Rule 12h-3(b)(1)(i)(26:Rule 12g-4(a)(1)(ii)
    (Rule 12h-3(b)(1)(ii)(27:Rule 12g-4(a)(2)(i)(Rule 12h-3(b)(2)(i)
    (28:Rule 12g-4(a)(2)(ii)(Rule 12h-3(b)(2)(ii)
    (29: Rule 15d-6----------(30:31:
Approximate number of holders of record as of the certification or notice date: none

Pursuant to the requirements of the Securities
Exchange Act of 1934 Seven Fields Development
Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 1, 2001       BY: PAUL VOYTIK, PRESIDENT
		          Paul Voytik, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.
 The name and title of the person signing the form shall be typed or printed under the signature.